Exhibit 99

Company Contacts:	Dr. Steven Tsengas, CEO
or
John G. Murchie, VP/Treasurer
(440) 354-6500

For Immediate Release

OurPet’s Releases Third Quarter Results

•	Sales and Profit Margin Improve
•	Agreement with American Colloid Company
•	Benjamin D. Suarez elected to Board of Directors

Fairport Harbor, OH – November 3, 2003: OurPet’s Company (OPCO OTCBB) today reported financial results for its third quarter and nine months ended September 30, 2003. Net sales for the third quarter were $1,371,000, an increase of 4% compared to $1,312,000 for the prior year third quarter. Gross profit for the quarter was $351,000, an increase of 2% compared to $345,000 for the prior year quarter. Gross profit as a percent of net sales was 26% for the third quarter in both years. The loss from operations was $38,000 compared to a loss from operation for the prior year of $20,000 for an increase in loss of $18,000. Net loss for the quarter was $66,000 compared to a net loss for the prior year of $49,000 for an increase in loss of $17,000.

For the nine months of 2003 net sales were $3,800,000, an increase of 16% compared to $3,271,000 for the prior year nine months. Gross profit for the nine months was $948,000, an increase of 24% compared to $765,000 for the prior year nine months. Gross profit as a percent of nets sales increased to 25% as compared to 23% in the prior year. The loss from operations for the nine months decreased to $84,000 from a loss of $237,000 for an improvement of $153,000 or 65%. Net loss for the nine months was $204,000 compared to a net loss for the prior year of $323,000 for an improvement of $119,000. As previously reported, the nine months 2003 results include a special, one time charge of $40,183 related to the liquidation of excess inventory. Due to the third quarter results, OurPet’s does not expect to meet its previously released guidance projections for FY 2003.

The following table summarized financial highlights for the Third Quarter:

	Third Quarter			Nine Months
	2003	2002	Change	2003	2002	Change
Net Sales	$1,371,112	$1,312,249	+4%	$3,799,633	$3,270,764	+16%
Gross Profit	351,402	344,820	+2%	948,334	765,317	+24%
Loss From Operations	(38,499)	(19,518)	-97%	(83,533)	(236,830)	+65%
Net Loss	(65,914)	(49,245)	-34%	(204,038)	(322,929)	+37%
Loss Per Share *	(0.00)	(0.00)	—	(0.02)	(0.03)	+33%

*	Basic and diluted net income (loss) per common share after dividend requirements for preferred stock.

Dr. Steven Tsengas, President and CEO of OurPet’s stated “Third quarter results were disappointing and do not reflect the true potential of our Company. We feel that the recent addition of a Vice President of Marketing, sales department restructuring, significant investment in launching OurCat’s Choice Premium Clumping Cat Litter and the continuous introduction of exciting new products should positively impact results in the future.” Dr. Tsengas further commented that such new products as the Gourmet Rawhide bones, Durapets Bowls and Bubble Mouse were well received at the Backer Christmas Pet Show and shipments are scheduled to begin in the fourth quarter.”

OurPet’s entered into a strategic marketing agreement to have American Colloid Company (ACO-NYSE) sell and distribute its popular OurCat’s Choice Premium Clumping Cat Litter in the specialty pet market within the pet supply industry beginning October 1, 2003. “We are very pleased to be associated with American Colloid Company,” said Dr. Tsengas. “Their expertise in sales and distribution will help take OurCat’s Choice to the next level, enabling us to expand the market for this innovative product.” “We have received many requests for a corn-based cat litter in recent years,” said John B. Renick, National Sales Manager of the American Colloid Company. “In our opinion, OurCat’s Choice is the best product available to our customers. We look forward to supplying this high quality, innovative product.” OurCat’s Choice patent pending natural formulation provides outstanding odor control, ease of cleaning, safety and minimum tracking.

Mr. Benjamin D. Suarez, Chairman/founder of Suarez Corporation Industries, has been elected to the Board of Directors of OurPet’s Company. Mr. Suarez’s book “7 Steps to Freedom – How to Escape the American Rat Race” has sold over $10 million and has become the basis of an accredited direct-marketing course at the University of Akron. Under Mr. Suarez’s leadership Suarez Corporation Industries has become one of the leading direct-marketing companies in the world and one of the largest employers in Stark County, Ohio. “We are very pleased and excited to have Mr. Suarez’s cutting-edge marketing insight on our Board.” commented Dr. Tsengas.

OurPet’s designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. Investors and customers may visit www.ourpets.com for more information about the company and its products. The American Pet Products Manufacturers’ Association (APPMA) * survey estimates the U.S. market for pet products at $32 billion, with a long-term annual growth rate of 10 percent. The APPMA estimates an American pet population of 68 million dogs, 73 million cats and 19 million birds.

*	APPMA, 2002/2003 National Pet Owners Survey

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(unaudited)

	For the Nine Months Ended September 30,		For the Quarter Ended September 30,
	2003	2002	2003	2002
Net revenue	$3,799,633	$3,270,764	$1,371,162	$1,312,249
Less: Costs and expenses
Cost of goods sold	2,851,299	2,505,447	1,019,760	967,429
Selling, general and administrative expenses	1,031,867	1,002,147	389,901	364,338
Interest and other income and expense	40,054	(3,063)	(124)	(1,742)
Interest expense	80,451	89,162	27,539	31,469

Net income (loss)	$(204,038)	$(322,929)	$(65,914)	$(49,245)

Basic and Diluted Net Income (Loss) Per
Common Share After Dividend Requirements For Preferred Stock	$(0.02)	$(0.03)	$—	$—

CONSOLIDATED BALANCE SHEETS

	September 30, 2003 (unaudited)	December 31, 2002 (audited)
ASSETS
Cash and equivalents	$94,699	$36,434
Receivables, net	586,873	660,214
Inventories	1,851,430	1,702,847
Prepaid expenses	190,741	30,006

Total current assets	2,723,743	2,429,501
Property and equipment, net	782,619	806,054
Other	139,441	136,124

Total assets	$3,645,803	$3,371,679

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings and current maturities of long-term debt	$1,488,561	$1,410,399
Accounts payable	979,078	607,459
Accrued expenses	170,781	139,438

Total current liabilities	2,638,420	2,157,296
Long-term debt	151,032	153,994
Stockholders’ Equity	856,351	1,060,389

Total liabilities and stockholders’ equity	$3,645,803	$3,371,679

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to manage its operating expenses and realize operating efficiencies, (2) the company’s ability to maintain and grow its sales with existing and new customers, (3) the company’s ability to retain existing members of its senior management team and to attract additional management employees, (4) the company’s ability to manage fluctuations in the availability and cost of key materials and tools of production, (5) general economic conditions that might impact demand for the company’s products, (6) competition from existing or new participants in the pet products industry, (7) the company’s ability to design and bring to market new products on a timely and profitable basis, (8) challenges to the company’s patents or trademarks on existing or new products, or (9) the company’s ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

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